News Release
Federal Home Loan Bank of San Francisco Announces 2021 Director Election Results
SAN FRANCISCO, December 2, 2021 - The Federal Home Loan Bank of San Francisco announced today the results of its 2021 director elections.
FHLBank San Francisco’s members elected David Adame and Banafsheh Akhlaghi to nonmember independent director positions.
David Adame serves as president and CEO of Chicanos Por La Causa (CPLC), one of the nation’s largest community development corporations. Mr. Adame served as COO and CFO before taking on the position of president and CEO. Under his leadership, CPLC has experienced significant growth and expansion in Arizona, Nevada, New Mexico, California, Texas, and Mexico. Mr. Adame has served on the Bank’s Affordable Housing Advisory Council since 2016.
Banafsheh Akhlaghi has over 20 years of experience as founder of a civil rights nonprofit, consultant to the United Nations, regional director with Amnesty International, and founder of an international private law practice. Her expertise includes Environmental, Social, Governance (ESG), Risk Management, Legal & Business Strategy, Diversity & Inclusion, and Public Policy. Currently, she is co-chair, and a member since 2010, of the Legal Services Trust Fund Commission of the State Bar of California, focusing on legal advocacy for underserved and underrepresented populations and homelessness prevention.
The Bank’s California members also re-elected Marangal (Marito) I. Domingo and Joan C. Opp as California member directors. Mr. Domingo is chief financial officer and chief credit officer, First Technology Credit Union, San Jose, California. Ms. Opp is president and chief executive officer, Stanford Federal Credit Union, Palo Alto, California.
Each of these four positions has a four-year term beginning January 1, 2022 and ending December 31, 2025.
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions-commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions-foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Contact:
Mary Long, (415) 572-6717
longm@fhlbsf.com

FHLBank San Francisco | Public